Exhibit 99.1

FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces Appointment of New General Counsel

NEW YORK, November 30, 2015 – RCS Capital Corporation (“RCS Capital” or the “Company”) (NYSE: RCAP) announced today the appointment of Mason L. Allen as the Company’s General Counsel, effective immediately. Mr. Allen succeeds James A. Tanaka, who previously held the position.

Mr. Allen previously served as the Company’s Assistant General Counsel.

Prior to joining RCS Capital in 2013, Mr. Allen was a practicing capital markets and finance attorney with the law firm of Proskauer Rose LLP, where he represented domestic and foreign private issuers, initial purchasers, underwriters, dealer managers and placement agents in capital markets, leveraged finance and other corporate transactions, including registered, Rule 144A, Regulation D and “pure private” Section 4(a)(2) equity and debt offerings. In this role, he regularly advised clients on settlement, trade, and securities law compliance matters as well as on general corporate law and corporate governance matters.

Previously, Mr. Allen was with the law firm of Cahill Gordon & Reindel LLP, where he represented leading investment banks, mezzanine funds and private corporations in high-yield debt and leveraged finance transactions. He began his legal career as a law clerk in the offices of Sills Cummis & Gross P.C.

Mr. Allen earned a Bachelor of Arts degree from Dartmouth College and received his J.D. from Brooklyn Law School. He is a member of the New York and New Jersey bar associations.

About RCS Capital

RCS Capital Corporation (NYSE: RCAP) is a full-service investment firm expressly focused on the individual retail investor. With operating subsidiaries including retail advice services, investment banking, capital markets, investment research, and, until the completion of recently announced pending sales, wholesale distribution and investment management, RCS Capital’s business is designed to capitalize, support, grow and maximize value for the investment programs it distributes and the independent advisors and clients it serves. Additional information about RCS Capital can be found on its website at www.rcscapital.com. RCS Capital may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCS Capital and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” “look forward” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements due to certain factors, including RCS Capital’s ability to satisfy the NYSE minimum share price requirement. Additional factors that may affect future results are contained in RCS Capital's filings with the SEC, which are available at the SEC's website at www.sec.gov. Further, forward-looking statements speak only as of the date they are made, and RCS Capital undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Media Inquiries:	Investor Inquiries:

Jonathan Keehner	Andrew G. Backman
Mahmoud Siddig	Managing Director	Brian D. Jones
Joele Frank, Wilkinson Brimmer Katcher	Investor Relations and Public Relations	Chief Financial Officer
jkeehner@joelefrank.com	RCS Capital Corporation	RCS Capital Corporation
msiddig@joelefrank.com	ABackman@rcscapital.com	BJones@rcscapital.com
(212) 355-4449	(917) 475-2135	(646) 937-6903